EXHIBIT 99.2

                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                                           Terry J. Logan, Ph.D.
                                                N-Viro International Corporation
                                                                tlogan@nviro.com
                                                                  (419) 535-6374

              AMENDED: N-VIRO ANNOUNCES EQUITY INVESTMENT AGREEMENT

Toledo, Ohio. February 9, 2004. N-Viro International Corp. (OTC BB/NVIC.OB) announced on February 6, 2004 formalization of the terms of an equity investment agreement. Subject to certain conditions under the funding contract, the Company will receive up to an aggregate investment of $750,000 in new capital pursuant to an installment schedule. The Company has received the first installment under the funding agreement of $125,000.

"N-Viro can now implement its plans for improving the balance sheet, escalating business promotion and development as well as expanding its research and development activities," said Phil Levin, Chairman of the Board of Directors. "N-Viro is poised to exploit proprietary technology which has been in the pipeline for some time. Our plan includes expanding our market reach and the creation of additional strategic alliances."

With the new capital, the Company is also better poised to attract new, talented personnel. The Company has begun its search for a new CEO, because the current CEO, Dr. Terry Logan, plans to become chief technical officer when his present contract expires in June of this year. "I am excited about the opportunity to devote my time exclusively to technological developments and closing sales," said Dr. Logan. "While I enjoy the administrative aspect of my current position, I am eager to make this transition. I am also excited about new technology testing which we have recently completed. We expect to be able to release actual results soon, once they are completely analyzed."

N-Viro International Corporation develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich combustion by-products to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office, on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.


The Company cautions that words used in this document such as "hopes," "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein.

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